QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-180154

VISTA GOLD CORP.

$200,000,000

Common Shares
Warrants
Subscription Receipts
Units

Vista Gold Corp. may offer and sell, from time to time, up to $200,000,000 aggregate initial offering price of the Company's common shares, without par value (which we refer to herein as "Common Shares"), warrants to purchase Common Shares (which we refer to herein as "Warrants"), subscription receipts for Common Shares, Warrants or any combination thereof (which we refer to herein as "Subscription Receipts"), or any combination thereof (which we refer to herein as "Units") (collectively, the Common Shares, Warrants, Subscription Receipts, and Units are referred to herein as the "Securities") in one or more transactions under this base prospectus (which we refer to herein as the "Prospectus").

This Prospectus provides you with a general description of the Securities that the Company may offer. Each time the Company offers Securities, it will provide you with a prospectus supplement (which we refer to herein as the "Prospectus Supplement") that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information, which is incorporated by reference into this Prospectus. This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

The Company may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this Prospectus.

The Common Shares are traded on the NYSE Amex Equities exchange (which we refer to as "NYSE Amex") and on the Toronto Stock Exchange (which we refer to as the "TSX") under the symbol "VGZ". On April 18, 2012, the last reported sale price of the Common Shares on the NYSE Amex was $2.85 per share and on the TSX was Cdn$2.83 per share. There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See "Risk Factors and Uncertainties".

Investing in the Securities involves risks. See "Risk Factors and Uncertainties" on page 6.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission ("SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS APRIL 19, 2012

 ABOUT THIS PROSPECTUS

        This Prospectus is a part of a registration statement that the Company filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, the Company may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $200,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; (iii) in the case of Subscription Receipts, the designation, number and terms of the Common Shares or Warrants receivable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms of the release conditions, terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event the release conditions are not met and any other specific terms; and (iv) in the case of Units, the designation, number and terms of the Common Shares, Warrants, or Subscription Receipts comprising the Units. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

        In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See "Plan of Distribution".

        Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under "Documents Incorporated by Reference" and the additional information described below under "Where You Can Find More Information."

        Owning securities may subject you to tax consequences both in Canada and the United States. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

        References in this Prospectus to "$" are to United States dollars. Canadian dollars are indicated by the symbol "Cdn$".

        You should rely only on the information contained in this Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus. The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities. The Company's business, financial condition, results of operations and prospects may have changed since that date.

        In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to "Vista" and the "Company" refer to Vista Gold Corp., either alone or together with its subsidiaries.

 SUMMARY

THE COMPANY

        Vista Gold Corp. was originally incorporated on November 28, 1983 under the name "Granges Exploration Ltd." In November 1983, Granges Exploration Ltd. acquired all the mining interests of Granges AB in Canada. On June 28, 1985, Granges Exploration Ltd. and Pecos Resources Ltd. amalgamated under the name "Granges Exploration Ltd." and on June 9, 1989, Granges Exploration Ltd. changed its name to "Granges Inc." On May 1, 1995, Granges Inc. and Hycroft Resources & Development Corporation were amalgamated under the name "Granges Inc." Effective November 1, 1996, Granges Inc. and Da Capo Resources Ltd. amalgamated under the name "Vista Gold Corp." Effective December 17, 1997, Vista Gold Corp. was continued from British Columbia to the Yukon Territory, Canada under the Business Corporations Act (Yukon Territory). On September 22, 2006, the Company entered into an Arrangement and Merger Agreement (the "Arrangement Agreement") with Allied Nevada Gold Corp. ("Allied Nevada"), Carl Pescio and Janet Pescio (the "Pescios"), pursuant to which the Company's Nevada-based mining properties and related assets were transferred to Allied Nevada and the Pescios' interests in certain Nevada-based mining properties and related assets were transferred to Allied Nevada. Completion of the transaction occurred on May 10, 2007. The current addresses, telephone and facsimile numbers of the offices of the Company are:

Executive Office	Registered and Records Office
Suite 5 - 7961 Shaffer Parkway Littleton, Colorado, USA 80127 Telephone: (720) 981-1185 Facsimile: (720) 981-1186	200 - 204 Lambert Street Whitehorse, Yukon Territory, Canada Y1A 3T2 Telephone: (867) 667-7600 Facsimile: (867) 667-7885

BUSINESS OF THE COMPANY

        The Company is currently engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects, which may lead to gold production, as well as the realization of the market value of its assets. Historically, the Company's approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of mineral resources and/or mineral reserves. In addition, the Company looks for opportunities to improve the value of its gold projects, including through exploration drilling and re-engineering the operating assumptions underlying previous engineering work.

        Beginning in 2007, the Company's Board of Directors and management implemented the strategy of moving the Company's more advanced projects forward through technical, engineering and feasibility studies in preparation for mine development so that production decisions can be made on those projects.

        Currently, the Company's holdings include the Mt. Todd gold project in Australia; the Guadalupe de los Reyes gold/silver project in Mexico; the Concordia gold project in Mexico; the Awak Mas gold project in Indonesia; the Long Valley gold project in California; and mining claims in Utah. The Company also owns approximately 27.8% of the shares of Midas Gold Corp. ("Midas Gold"), a company exploring for gold and developing the Golden Meadows project in the Yellow Pine — Stibnite District in Idaho. Additional information about these projects is available herein under the heading "Recent Developments" and in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 under "Item 2. Properties".

        On February 7, 2012, the Company entered into an earn-in right agreement (the "Earn-in Right Agreement") with Invecture Group, S.A. de C.V. ("Invecture") with respect to the Concordia gold project in Baja California Sur, Mexico. Pursuant to the terms of the Earn-in Right Agreement, Invecture has a right, exercisable by February 7, 2014 (subject to extension), to earn a 60% interest (subject to adjustment) in the Concordia gold project. See "Recent Developments" for additional information on the Earn-in Right Agreement.

        On April 6, 2011, the Company completed a combination (the "Combination") with Midas Gold, Inc. As part of the Combination, each of Midas Gold, Inc. and Vista Gold U.S. Inc. ("Vista US") contributed their respective interests in gold assets in the Yellow Pine-Stibnite District in Idaho to Midas Gold. In exchange for the contribution of its equity interests in Idaho Gold Holding Company, Vista US was issued 30,402,615 common shares in the capital of Midas Gold ("Midas Gold Shares"). Concurrently with the Combination, Midas Gold completed a private placement of 6,129,800 Midas Gold Shares at a purchase price of Cdn$2.50 per share to raise gross proceeds of Cdn$15,324,500 (the "Private Placement"). The Company purchased 1,400,000 Midas Gold Shares through the Private Placement for an aggregate purchase price of Cdn$3,500,000. On July 14, 2011, Midas Gold successfully completed an initial public offering, issuing 13,930,855 Midas Gold Shares and Midas Gold Shares began trading on the Toronto Stock Exchange under the symbol "MAX". The Company and Vista US together hold 31,802,615 Midas Gold Shares representing as at April 18, 2012 approximately 27.8% of the issued and outstanding Midas Gold Shares. The Midas Gold Shares are currently subject to a contractual restriction on transfer from the date of the initial public offering of the Midas Gold Shares, which occurred on July 14, 2011.

        The Company does not produce gold and does not currently generate operating earnings. Through fiscal 2011, funding to acquire and explore gold properties and to operate the Company has been principally acquired through an equity financing (consisting of a public offering of Common Shares). The Company expects to continue to raise capital through additional equity and/or debt financings, and through the exercise of stock options and warrants.

RECENT DEVELOPMENTS

Filing of Canadian Preliminary Short Form Base Shelf Prospectus

        On April 19, 2012, the Company filed a short form base shelf prospectus with certain Canadian securities regulators which upon issuance of a final receipt with respect thereto, will permit the Company to offer and sell the Securities for gross proceeds of up to $200 million in certain of the provinces and territories of Canada. The Securities that may be sold in Canada, together with the Securities that the Company may sell in Canada, are expected to generate aggregate gross proceeds of up to $200 million.

Concordia Gold Project — Earn-in Right Agreement

        On February 7, 2012, the Company entered into the Earn-in Right Agreement with Invecture with respect to its Concordia gold project in Baja California Sur, Mexico.

        The Company holds the Concordia gold project through its wholly-owned, Mexican subsidiary, Desarrollos Zapal, S.A. de C.V. ("DZ Mexico"). Under the terms of the Earn-in Right Agreement, Invecture made a non-refundable payment of US$2.0 million in exchange for the right to earn a 60% interest (subject to adjustment) in DZ Mexico (the "Earn-in Right"). The Earn-in Right will expire if not exercised by February 7, 2014, subject to extension in certain circumstances (the "Earn-in Period"). The Earn-in Right Agreement provides that during the Earn-in Period, Invecture will, at its sole expense, manage and operate the Concordia gold project and will undertake all commercially reasonable efforts to obtain the Change of Forest Land Use Permit ("CUSF") and the Authorization of Environmental Impact which are required to develop the Concordia gold project.

        The Agreement provides that the exercise of the Earn-in Right by Invecture is conditional upon, among other things: (i) receipt of the CUSF and the Authorization of Environmental Impact; (ii) the completion of a feasibility report on the Concordia gold project, which updates the existing feasibility report with respect to costs; (iii) Invecture funding the Concordia gold project during the Earn-in Period; and (iv) Invecture making an additional payment of US$20.0 million to DZ Mexico, which amount will be used to repay intercompany loans owed by DZ Mexico to Vista.

        During the Earn-in Period and subject to the terms of the Earn-in Right Agreement, the Company will hold 40% of the DZ Mexico shareholder voting rights. The remaining 60% of the DZ Mexico shareholder voting rights will be held in a trust that will be instructed by representatives from the Company and Invecture. Upon

Invecture's exercise of the Earn-in Right, the Company will continue to hold a 40% interest (subject to adjustment) in DZ Mexico and the Concordia gold project.

        As part of the Earn-in Right Agreement, DZ Mexico has transferred all of its other material assets, including the mill equipment acquired by the Company for the Concordia gold project in 2008 and the Guadalupe de los Reyes gold/silver project, to other entities in the Company's group of companies. The Company has granted Invecture the option to cause DZ Mexico to acquire the mill equipment for US$16.0 million plus storage, insurance and transportation costs and any applicable taxes. This option is exercisable by Invecture by February 7, 2013.

THE SECURITIES OFFERED UNDER THIS PROSPECTUS

        The Company may offer the Common Shares, Warrants, Subscription Receipts or Units with a total value of up to US$200 million from time to time under this Prospectus, together with any applicable Prospectus Supplement, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the Securities the Company may offer. Each time the Company offers Securities, it will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:

  •
  designation or classification;

  •
  aggregate offering price;

  •
  original issue discount, if any;

  •
  rates and times of payment of dividends, if any;

  •
  redemption, conversion or exchange terms, if any;

  •
  conversion or exchange prices, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices and in the securities or other property receivable upon conversion or exchange;

  •
  restrictive covenants, if any;

  •
  voting or other rights, if any; and

  •
  important United States and Canadian federal income tax considerations.

        A Prospectus Supplement may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference. However, no Prospectus Supplement will offer a security that is not described in this Prospectus.

        The Company may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

        The Company may offer Common Shares. Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval. Holders of Common Shares are entitled to dividends when and if declared by the Board of Directors of the Company. The Common Shares are described in greater detail in this Prospectus under "Description of Common Shares."

Warrants

        The Company may offer Warrants for the purchase of Common Shares, in one or more series, from time to time. The Company may issue Warrants independently or together with Common Shares or Subscription

Receipts, and the Warrants may be attached to or separate from such securities. Certain warrants to purchase Common Shares of the Company ("Listed Warrants") are listed on the TSX under the symbol VGZ.WT.U.

        The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between the Company and a warrant trustee for the holders of the Warrants. In this Prospectus, the Company has summarized certain general features of the Warrants under "Description of Warrants." The Company urges you, however, to read any Prospectus Supplement related to the series of Warrants being offered, as well as the complete warrant indentures and warrant certificates that contain the terms of the Warrants. Specific warrant indentures will contain additional important terms and provisions and will be filed on Form 8-K with the SEC.

Subscription Receipts

        The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements, each to be entered into between the Company and an escrow agent, which will establish the terms and conditions of the Subscription Receipts. Each escrow agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. A copy of the form of subscription receipt agreement will be filed on Form 8-K with the SEC.

Units

        The Company may offer Units consisting of Common Shares, Warrants and/or Subscription Receipts to purchase any of such securities in one or more series. This Prospectus contains a summary of certain general features of the Units under "Description of Units." The Company urges you, however, to read any Prospectus Supplement related to the series of Units being offered. The Company may evidence each series of units by unit certificates that the Company will issue under a separate unit agreement with a unit agent. The Company will file on Form 8-K with the SEC the unit agreements that describe the terms of the series of Units the Company is offering before the issuance of the related series of Units.

        THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

 RISK FACTORS

        Investing in the Securities involves a high degree of risk. Prospective investors in a particular offering of Securities should carefully consider the following risks as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities. If any of the following risks actually occurs, the Company's business could be materially harmed. The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties, including those of which the Company is currently unaware or that the Company deems immaterial, may also adversely affect the Company's business.

The Company cannot be certain that its acquisition, exploration and development activities will be commercially successful or that any transaction it enters into will maximize the realization of the market value of the Company's assets.

        The Company currently has no properties that produce gold in commercial quantities. Substantial expenditures are required to acquire existing gold properties, to establish mineral reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. The Company cannot be assured that any mineral reserves or mineral resources acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis. In addition, the Company has entered, may in the future enter, into agreements with third parties to realize the market value of certain of the Company's assets. There is no assurance that transactions resulting from such agreements will maximize or realize the market value of the Company's assets.

The Company has no history of producing metals from its current mineral properties and limited recent experience with producing mines; there can be no assurance that the Company will successfully establish mining operations or profitably produce precious metals.

        The Company has no history of producing metals from its current mineral properties. The Company does not produce gold and does not currently generate operating earnings. While the Company seeks to move the Mt. Todd and Concordia gold projects into production, such efforts will be subject to all of the risks associated with establishing new mining operations and business enterprises, including:

  •
  the timing and cost, which are considerable, of the construction of mining and processing facilities;

  •
  the ability to find sufficient gold reserves to support a profitable mining operation;

  •
  the availability and costs of skilled labor and mining equipment;

  •
  compliance with environmental and other governmental approval and permit requirements;

  •
  the availability of funds to finance construction and development activities;

  •
  potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants that may delay or prevent development activities; and

  •
  potential increases in construction and operating costs due to changes in the cost of labor, fuel, power, materials and supplies.

        The costs, timing and complexities of mine construction and development may be increased by the remote location of the Company's properties. It is common in new mining operations to experience unexpected problems and delays during construction, development and mine start-up. In addition, management of the Company will need to be expanded. This could result in delays in the commencement of mineral production and increased costs of production. Accordingly, the Company cannot assure you that its activities will result in profitable mining operations or that the Company will successfully establish mining operations.

The Company has a history of losses and may incur losses in the future.

        The Company has incurred losses in all periods since inception, except for the year ended December 31, 2011, and may incur net losses in the future. The Company reported the following earnings/(losses) from operations during each of the following periods:

  •
  approximately $50 million for the year ended December 31, 2011;

  •
  approximately ($20 million) for the year ended December 31, 2010; and

  •
  approximately ($6 million) for the year ended December 31, 2009.

        The Company had an accumulated deficit of approximately $265 million as at December 31, 2011 and $315 million and $295 million as at December 31, 2010 and December 31, 2009, respectively. Additionally, the Company had negative cash flows from its operating activities of $25 million for the year ended December 31, 2011.

        The Company expects to continue to incur losses unless and until such time as one of its properties enters into commercial production and generates sufficient revenues to fund continuing operations. The Company has committed and plans to continue to commit substantial capital and other resources to the ongoing development of the Mt. Todd gold project. The amount and timing of future expenditures will depend on a number of factors, including, but not limited to, the progress of ongoing development and operations, permitting matters, the timing of development, the costs of production, the commercial viability of production and other factors, some of which are beyond the Company's control. The Company cannot assure investors that it will ever achieve profitability

Feasibility study results and preliminary assessment results are based on estimates that are subject to uncertainty.

        Feasibility studies are used to determine the economic viability of a deposit, as are pre-feasibility studies and preliminary assessments. Feasibility studies are the most detailed and reflect a higher level of confidence in the reported capital and operating costs. Generally accepted levels of confidence are plus or minus 15% for feasibility studies, plus or minus 25-30% for pre-feasibility studies and plus or minus 35-40% for preliminary assessments. These levels reflect the levels of confidence that exist at the time the study is completed. While these studies are based on the best information available to the Company for the level of study, the Company cannot be certain that actual costs will not significantly exceed the estimated cost. While the Company incorporates what management believes is an appropriate contingency factor in cost estimates to account for this uncertainty, there can be no assurance that the contingency factor is adequate.

The economic viability of a mineral deposit is based on many factors that are subject to uncertainty.

        Many factors are involved in the determination of the economic viability of a mineral deposit, including the achievement of satisfactory mineral reserve estimates, the level of estimated metallurgical recoveries, capital and operating cost estimates and estimates of future gold prices. Resource estimates are based on the assay results of many intervals from many drill holes and the interpolation of those results between holes. Mineral reserve estimates may be materially affected by metallurgical, environmental, permitting, legal title, socio-economic factors, marketing, political and other factors. There is no certainty that metallurgical recoveries obtained in bench scale or pilot plant scale tests will be achieved in commercial operations. Capital and operating cost estimates are based upon many factors, including anticipated tonnage and grades of ore to be mined and processed, the configuration of the mineral deposit, ground and mining conditions, expected recovery rates of the gold from the ore and anticipated environmental and regulatory compliance costs. Each of these factors involves uncertainties and as a result, the Company cannot give any assurance that its development or exploration projects will become operating mines. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change as the result of changing commodity and supply costs. If a mine is developed, actual operating results may differ from those anticipated in a feasibility study.

The Company requires certain governmental authorizations and permits for its business, including its exploration activities, development plans and operating activities. The Company could incur substantial costs or disruptions to its business if it cannot obtain, renew or maintain the necessary authorizations and permits.

        A major risk inherent in the Company's business is the requirement to obtain authorizations and permits from governmental authorities. Delays in obtaining authorizations or permits, failure to obtain an authorization or permit or receipt of an authorization or permit with unreasonable conditions or costs could have a material adverse effect on the Company's ability to develop one or more of its gold projects, including, but not limited to, the Mt. Todd gold project. The failure to obtain necessary permits could result in an impairment and write down of the carrying value of the Company's projects.

        As the Company proceeds with development at the Mt. Todd gold project, it may experience delays in the commencement of construction due to delays in receiving any required permits. There can be no assurance whether or when construction at the Mt. Todd gold project will commence. If the Company is unable to acquire the necessary permits for construction and mining at the Mt. Todd gold project, then it will not have mineral reserves under SEC Industry Guide 7 or Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"), which could result in an impairment and write down of the carrying value of the project.

        The Company depends on the issuance of certain permits for the exploration activities at the Guadalupe de los Reyes gold/silver project. There can be no assurance that the Company will obtain the additional permits for drilling. If the Company is unable to acquire the necessary permits, then it may not be able to advance the project to more detailed levels of technical and economic evaluation

        The Company is awaiting receipt of certain permits needed before construction can begin at the Concordia gold project. The Company continues to experience delays in the commencement of construction on the Concordia gold project due to delays in receiving the required permits. There can be no assurance of whether or when construction at the Concordia gold project will commence. If the Company (whether itself or through Invecture as part of Invecture's exercise of the Earn-in Right) is unable to acquire the required permits to mine the Concordia gold project, then the Concordia gold project will not have mineral reserves under SEC Industry Guide 7 or NI 43-101, which could result in an impairment and write down of the carrying value of the project.

Potential development at the Mt. Todd gold project depends, in part, on obtaining a positive definitive feasibility study.

        The Company has engaged independent consultants to prepare a definitive feasibility study on the Mt. Todd gold project. There can be no assurance that the results of the definitive feasibility study will be positive or that such study will be completed when expected. If the results of the definitive feasibility study are positive, the Company may be unable to raise additional capital required to construct a mine at the Mt. Todd gold project (see "The Company may be unable to raise additional capital on favorable terms" below).

There may be delays in commencement of construction on the Mt. Todd gold project.

        Delays in commencement of construction could result from delays in receiving the required governmental permits or from factors such as availability and performance of engineering and construction contractors, suppliers and consultants; availability of required equipment and receipt of required governmental approvals. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which the Company depends, or lack of availability of required equipment, or delay or failure to receive required governmental approvals, could delay or prevent commencement of construction at the Mt. Todd gold project. There can be no assurance of whether or when construction at the Mt. Todd gold project will commence or that the necessary personnel, equipment or supplies will be available to the Company if and when construction is commenced. If the Company is unable to acquire permits to mine the property, then it will have no reserves under SEC Industry Guide 7 and NI 43-101, which could result in an impairment and write down of the carrying value of the project.

The Company requires the authorization of the Ejido (communal landowners) for access to the surface land in the area of Guadalupe de los Reyes gold/silver project.

        The Company presently has a two-year contract with the Ejido that owns the land in the Guadalupe de los Reyes gold-silver project to have un-restricted access to the surface for the purpose of undertaking exploration activities. Delays in re-negotiating or agreeing to a new contract would delay any planned exploration or development activities related to the project.

There may be delays in commencement of construction on the Concordia gold project.

        Delays in commencement of construction could result from delays in receiving the required governmental permits, including permits related to the construction of the desalination plant, pipeline, power line; or widening of the public access road; or from factors such as availability and performance of engineering and construction contractors, suppliers and consultants, availability of required equipment and receipt of required governmental approvals. Any delay in the performance of any one or more of the contractors, suppliers, consultants, Invecture or other persons on which the Company depends, or lack of availability of required equipment, or delay at or failure to receive required governmental approvals, could delay or prevent commencement of construction at the Concordia gold project. There can be no assurance of whether or when construction at the Concordia gold project will commence or that the necessary personnel, equipment or supplies will be available if and when construction is commenced. If the Company (whether itself or through Invecture as part of Invecture's exercise of the Earn-in Right) is unable to acquire permits to mine the property, then the Concordia gold project will have no reserves under SEC Industry Guide 7 and NI 43-101, which could result in an impairment and write down of the carrying value of the project.

Failure to secure permits for the Mt. Todd gold project could negatively impact the Company's mineral reserves.

        The Company has not received all of the governmental permits for the Mt. Todd gold project. There are many variables and uncertainties involved throughout the permitting process and approval is not guaranteed. If the Company is unable to secure all necessary permits, Australian law will prohibit it from mining the Mt. Todd gold project and, accordingly, the Company will have no reserves at the Mt. Todd gold project under SEC Industry Guide 7 and NI 43-101, which could result in an impairment and write down of the carrying value of the project.

There may be delays in obtaining the CUSF or a failure in obtaining the CUSF for the Concordia gold project, which could negatively impact the Company's mineral reserves..

        The Company's initial CUSF application was dismissed on administrative grounds by Mexican Secretariat of the Environment and Natural Resources ("SEMARNAT"). Specifically, SEMARNAT dismissed the CUSF application, without a review of its substantive merit, for the alleged failure by the Company's Mexican subsidiary, Desarrollos Zapal S.A. de C.V., to provide certain information and satisfy procedural requirements. The Company is currently working to clarify SEMARNAT's specific requirements. The Company (whether itself or through Invecture as part of Invecture's exercise of the Earn-in Right) intends to make the appropriate amendments and re-file a new CUSF application. The CUSF is required before the Company can commence construction of the Concordia gold project. Amending and resubmitting the CUSF application for review by SEMARNAT will cause unknown delays in the commencement of the Concordia gold project. There are many variables and uncertainties involved throughout the CUSF application approval process, which could further delay the application and therefore further delay commencement of the Concordia gold project. If the Company is unable to secure a CUSF, Mexican law will prohibit it from mining the Concordia gold project and, accordingly, the Company will have no reserves at the Concordia gold project under SEC Industry Guide 7 and NI 43-101, which could result in an impairment and write down of the carrying value of the project.

Increased costs could affect the Company's financial condition.

        The Company anticipates that costs at its projects, including the Mt. Todd gold project, Guadalupe de Los Reyes gold/silver project, Concordia gold project and Awak Mas gold project, as well as other properties that it may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans in response to the physical shape and location of the mineral deposit. In addition, costs are affected by the costs of labor and the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any project could have a significant effect on the Company's profitability and could result in an impairment charge.

A shortage of equipment and supplies could adversely affect the Company's ability to operate its business.

        The Company is dependent on various supplies and equipment to carry out its mining exploration and development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on the Company's ability to carry out its operations and therefore limit or increase the cost of production.

Joint ventures and other partnerships in relation to the Company's properties may expose the Company to risks.

        The Company has entered into, and may enter into, joint ventures or other partnership arrangements with other parties in relation to the exploration, development and production of properties in which the Company has an interest. Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions, such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions, which could lead to a deadlock in the operations of the joint venture or partnership. Further, the Company may be unable to exert control over strategic decisions made in respect of such properties. Any failure of such other companies to meet their obligations to the Company or to third parties, or any disputes with respect to the parties' respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and therefore could have a material adverse effect on the Company's results of operations, financial performance, cash flows and the price of the Company's securities.

The Company relies on third parties to fulfill their obligations under agreements, which may not be successful, and non-managed projects may not comply with the Company's standards or meet the Company's objectives.

        The Company has entered into agreements with Awak Mas Holdings Pty. Ltd. ("Awak Mas Holdings") pursuant to which Awak Mas Holdings has an option to acquire up to an 80% beneficial interest in the Awak Mas gold project. In addition, the Company has granted Invecture the right to earn a 60% interest in the Concordia gold project. The Company may enter into similar arrangements with respect to its properties in the future. Awak Mas Holdings currently operates the Awak Mas gold project and Invecture currently operates the Concordia gold project. Although the Company has sought to protect its interests in relation to its arrangements with Awak Mas Holdings and Invecture, these transactions necessarily involve special risks. Whether or not the Company holds majority interest or maintains operational control in the projects it holds an interest in, its partners may (i) have economic or business interests or goals that are inconsistent with or opposed to those of the Company, (ii) exercise veto rights so as to block actions that the Company believes to be in the best interests of the project, (iii) take action contrary to the Company's policies or objectives with respect to its investments, or (iv) as a result of financial or other difficulties, be unable or unwilling to fulfill their obligations under the joint venture, option, earn-in right or other agreements, such as contributing capital for the expansion or maintenance of projects. Where projects and operations are controlled and managed by the Company's partners, the Company may provide expertise and advice, but it has limited control with respect to compliance with its standards and objectives. Improper management or ineffective policies, procedures or controls could adversely affect the value of the related non-managed projects and operations and, by association, damage the Company's reputation and thereby harm the Company's operations, value of assets and access to new assets.

        In addition, the exploration and development of the Company's projects (including Awak Mas and Concordia gold projects) require substantial additional financing. If Awak Mas Holdings, Invecture or any of the Company's other partners are unable to satisfy the funding obligations under their respective agreements with the Company, the Company will have to raise funds from external sources in order to maintain and advance its projects. See "The Company may be unable to raise additional capital on favorable terms".

Acquisitions and integration issues may expose the Company to risks.

        The Company's business strategy includes making targeted acquisitions. Any acquisition that the Company makes may be of a significant size, may change the scale of the Company's business and operations, and may expose the Company to new geographic, political, operating, financial and geological risks. The Company's success in its acquisition activities depends on its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with the Company's operations. Any acquisitions would be accompanied by risks. For example, there may be significant decreases in commodity prices after the Company has committed to complete the transaction and has established the purchase price or exchange ratio; a material mineral deposit may prove to be below expectations; the Company may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt the Company's ongoing business and its relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities that may be significant. If the Company chooses to use equity securities as consideration for such an acquisition, existing shareholders may suffer dilution. Alternatively, the Company may choose to finance any such acquisition with its existing resources. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

The issuance of additional Common Shares may negatively impact the trading price of the Company's securities.

        The Company has issued equity securities in the past and may continue to issue equity securities to finance its activities in the future, including to finance future acquisitions, or as consideration for acquisitions of businesses or assets. In addition, outstanding options, restricted stock units, warrants and broker warrants to purchase Common Shares may be exercised, resulting in the issuance of additional Common Shares. The issuance by the Company of additional Common Shares would result in dilution to the Company's shareholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of the Company's securities.

The price of the Company's securities may fluctuate and may result in losses to investors.

        The trading price of Common Shares has been and may continue to be subject to large fluctuations, which may result in losses to investors. The high and low intraday sale prices of Common Shares, respectively, on the NYSE Amex were $3.38 and $1.16 in 2009; $3.45 and $1.30 in 2010 and $4.59 and $2.39 in 2011 and on the TSX were Cdn$3.63 and Cdn$1.40 in 2009; Cdn$3.59 and Cdn$1.33 in 2010 and Cdn$4.55 and Cdn$2.40 in 2011. The trading price of the Listed Warrants may be subject to large fluctuations, which may result in losses to investors. The high and low intraday sale prices of the Listed Warrants, respectively, on the TSX were Cdn$0.90 and Cdn$0.60 between January 1, 2011 and April 16, 2012. The trading price of the Common Shares and Listed Warrants may increase or decrease in response to a number of events and factors, including:

  •
  material events in the Company's business;

  •
  trends in the gold mining industry and the markets in which the Company operates;

  •
  changes in the price of gold;

  •
  changes in financial estimates and recommendations by securities analysts;

  •
  acquisitions and financings;

  •
  global and regional political and economic conditions and other factors;

  •
  general stock market conditions;

  •
  the operating and share performance of other companies that investors may deem comparable to the Company; and

  •
  purchase or sales of blocks of the Common Shares or Warrants.

        This volatility may adversely impact the price of the Common Shares or Warrants regardless of the Company's operating performance.

The Company has never declared dividends.

        The Company has never declared or paid any dividends on the Common Shares. Currently, the Company intends to retain its earnings, if any, to finance the growth and development of the business and does not expect to pay dividends or to make any other distributions in the future, which may limit the way in which investors may realize any returns on their investment.

The Company cannot be certain that the market price of securities held by the Company will be sustained or increased.

        The Company's investments in securities of other public companies (including its investment in Midas Gold) are subject to volatility in the share prices of such companies. There can be no assurance that an active trading market for any of the subject shares is sustainable. The trading prices of the subject shares could be subject to wide fluctuations in response to various factors beyond the Company's control, including success (or failure) of exploration and development activities, quarterly variations in the subject companies' results of operations, changes in earnings (if any), estimates made by analysts, conditions in the industry of such companies and macroeconomic developments in North America and globally, currency fluctuations and market perceptions of the mining industry. Such market fluctuations could adversely affect the market price of the Company's investments and the value that the Company could realize on such investments.

The Company's continuing historical reclamation obligations at the Mt. Todd gold project and its reclamation requirements on its other properties could require significant additional expenditures.

        The Company could be responsible for the reclamation obligations related to previous disturbances located on all of its properties, including the Mt. Todd gold project. The Mt. Todd site was not reclaimed when the original mine closed and as a result, the dumps and heap-leach pad require ongoing care and maintenance. The Company provides that care and maintenance, but will not be responsible for the environmental liability resulting from previous operations until the Company makes the decision to re-open the mine, has received the appropriate permits and has funded the reclamation bond required by the permits. The reclamation obligations of the historic operations involve substantially the same areas that the Company would be required to reclaim, if it was to undertake a proposed operation on the property. The obligation therefore would not necessarily involve a substantially greater obligation than the Company would assume for its own proposed operations. The award of the permits to the Company would require an agreement by the Company to provide a bond in a form satisfactory to the Northern Territory Government that would cover the expense of the reclamation of the property. The satisfaction of any bonding requirements and continuing or future reclamation obligations on the Company's properties will require a significant amount of capital. There is a risk that the Company will be unable to fund these historical and future reclamation requirements, and further, that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration or development activities on such properties, including at the Mt. Todd gold project. Such events could have a material adverse effect on the Company's results of operations, financial performance, cash flows and the price of the Company's securities.

Historical production of gold at the Company's Mt. Todd gold project may not be indicative of the potential for future development or revenue.

        The Mt. Todd gold project was an operating mine in the late 1990's. Based on a review of project files, management of the Company believes that approximately 27.1 million short tons grading 0.031 gold ounces per ton and containing 826,000 ounces of gold were extracted between 1996 and the termination of mining in 2000. Processing was by a combination of heap-leach production from oxide ore and cyanidation of sulfide ore. The remaining mineralization consists of sulfide mineralization lying below and along strike of the existing open pit. Historical production of gold from the Mt. Todd gold project may not be indicative of the potential for future development of the property. Due to the uncertainties associated with exploration and development, including variations in geology and structure, there is no assurance that the Company's development efforts will be successful or that prior operating results are reflective of additional or economically developable deposits. Investors in the Company's securities should not rely on historical operations as an indication that the Company's mining properties will be placed into commercial production again or that such properties will produce revenues or be profitable.

The Company cannot assure you that it will have an adequate supply of water to complete desired exploration or development of its mining properties.

        The Company has obtained permits and water rights that it currently uses to service the activities on its various properties and the Company plans to obtain all required permits and water rights to serve other properties it may develop or acquire in the future.

        However, the amount of water that the Company is entitled to use pursuant to its water rights must be determined by the appropriate regulatory authorities in the jurisdictions in which it operates. Such regulatory authorities may amend the regulations regarding such water rights, increase the cost of maintaining such water rights or eliminate the Company's current water rights, and the Company may be unable to retain all or a portion of such water rights. In addition, water at the Mt. Todd gold project is expected to be provided from a raw water dam and reservoir. Drought or drought-like conditions in the area feeding the reservoir could limit or extinguish this water supply. Accordingly, there is no assurance that the Company will have access to the amount of water needed to explore or develop its properties or to operate a mine at its properties, which may prevent the Company from generating revenue, and which could materially adversely affect the Company's financial condition, cash flows and the price of the Company's securities.

The Company could be subject to environmental lawsuits.

        Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around the Company's properties. There can be no assurance that the Company's defense of such claims will be successful. A successful claim against the Company could have a material adverse affect on the Company's business prospects, financial condition, results of operation and the price of the Company's securities.

The Company does not insure against all risks to which it may be subject in its planned operations.

        The Company does not maintain insurance to cover all of the potential risks associated with its operations or future operations. The Company may also be unable to obtain insurance to cover other risks at economically feasible premiums or at all. Insurance coverage may not continue to be available, or may not be adequate to cover all liabilities. The Company might also become subject to liability for environmental, pollution or other hazards associated with mineral exploration and production that it may not be insured against, which may exceed the limits of its insurance coverage or which it may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could materially adversely affect the Company's financial condition and its ability to fund activities on its properties. A significant loss or liability could force the Company to reduce or terminate its operations on a specific project or altogether.

If the Company fails to hire and retain its key personnel, it may have an adverse effect on the Company's operations.

        The Company depends on a number of key personnel, including Frederick H. Earnest, the President and Chief Executive Officer of the Company, and Terri L. Eggert, the Interim Chief Financial Officer of the Company. The Company relies heavily on these individuals for the conduct of its business. The Company believes that its success depends on the continued service of its key officers and there can be no assurance that it will be able to retain any or all of such officers. The loss of any one of these personnel could have an adverse effect on the Company's operations. The Company has employment contracts with each of these key personnel. The Company does not have key man life insurance.

        The Company's ability to manage growth effectively will require it to continue to implement and improve its management systems and to recruit and train new employees. Although the Company has done so in the past and expects to do so in the future, it cannot assure you that it will be successful in attracting and retaining skilled and experienced personnel.

The price of gold is subject to fluctuations, which could adversely affect the realizable value of the Company's assets and potential future results of operations and cash flows.

        The Company's principal assets are mineral reserves and mineral resources, cash, certain mill equipment and the Midas Gold Shares. The Company intends to attempt to acquire additional properties containing mineral reserves and mineral resources. The price that the Company pays to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition. The Company's potential future revenues are expected to be, in large part, derived from the mining and sale of gold from these properties or from the outright sale or joint venture of some of these properties. The value of these mineral reserves and mineral resources, and the value of any potential gold production therefrom, will vary in proportion to variations in gold prices. The price of gold has fluctuated widely, and is affected by numerous factors beyond the Company's control, including, but not limited to, international, economic and political trends; expectations of inflation; currency exchange fluctuations; central bank activities; interest rates; global or regional consumption patterns and speculative activities. The effect of these factors on the price of gold, and therefore the economic viability of any of the Company's projects, cannot accurately be predicted. Any drop in the price of gold would adversely affect the Company's asset values, cash flows, potential revenues and profits.

Mining exploration, development and operating activities are inherently hazardous.

        Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which the Company has direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, the Company could elect not to be insured against such liabilities due to high premium costs or other reasons, in which event, the Company could incur significant costs that could have a material adverse effect on its financial condition.

Calculations of mineral reserves and of mineral resources are estimates only, subject to uncertainty due to factors, including metal prices, inherent variability of the ore and recoverability of metal in the mining process.

        There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until mineral reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of mineral reserves and ore may vary depending on metal prices. Estimates of mineral resources are subject to uncertainty as well. The estimating of mineral reserves and mineral resources is a subjective process and the accuracy of such estimates is a function of the quantity and quality of available data and the assumptions used and judgments made in interpreting engineering and geological information. There is significant uncertainty in any reserve or resource estimate, and the actual deposits encountered and the economic viability of mining a deposit may differ materially from the Company's estimates. Estimated mineral reserves or mineral resources may have to be recalculated based on changes in metal prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence estimates of mineral reserves or mineral resources. Any material change in the quantity of mineral reserves, mineral resources, mineralization, grade or stripping ratio may affect the economic viability of the Company's properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

The Company's exploration and development operations are subject to environmental regulations, which could result in the Company incurring additional costs and operational delays.

        All phases of the Company's operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company's projects. The Company is currently subject to U.S. federal and state government environmental regulations with respect to its project in California in the United States. The Company is also currently subject to environmental regulations with respect to its properties in Australia, Mexico and Indonesia.

U.S. Federal Laws

        The U.S. Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement ("EIS)" prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project the Company undertakes.

        Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. The Company's mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources, such as trucks and heavy construction equipment, that are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on the Company's production levels or create additional capital expenditures in order to comply with the rules.

        The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict, joint and several liability on parties associated with releases or threats of releases of hazardous substances. Those liable groups include, among others, the current owners and operators of facilities who release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. The Company cannot predict the potential for future CERCLA liability with respect to its U.S. properties.

California Laws

        A new mining operation in California, such as the Long Valley gold project which is on federal unpatented mining claims within a National Forest, requires various federal, state and local permits. Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil and socioeconomic parameters. An EIS would be required for any mining activities proposed on public lands. Also required would be a Plan of Operations/Reclamation Plan, and permits for waste-water discharge and wetland disturbance (dredge and fill); a county mining plan and reclamation plan; a county mining operations permit; special use permits from the U.S. Forest Service; and possibly others. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process. Possible county zoning and building permits and authorization may be required. Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If the Long Valley gold project is found to significantly adversely impact any of these baseline conditions, the Company could incur significant costs to correct the adverse impact, or delay the start of production. In addition, on December 12, 2002, California adopted a "backfilling law" requiring open-pit surface mining operations for metallic minerals to back-fill the mines. While the Company has determined that the geometry of the Long Valley gold project would lend itself to compliance with this law, future adverse changes to this law could have a corresponding adverse impact on the Company's financial performance and results of operations, for example, by requiring changes to operating constraints, technical criteria, fees or surety requirements.

Australia Laws

        Mineral projects in the Northern Territory are subject to Australian federal and Northern Territory laws and regulations regarding environmental matters and the discharge of hazardous wastes and materials. As with all mining projects, the Mt. Todd gold project would be expected to have a variety of environmental impacts should development proceed. The Company is required under Australian laws and regulations (federal, state and territorial) to acquire permits and other authorizations before the Mt. Todd gold project can be developed and mined. In Australia, environmental legislation plays a significant role in the mining industry. Various environmental documents, such as the EIS over the Mt. Todd gold project, covering studies on inter alia, air, water, pollution, hazardous and toxic wastes, reclamation of mining area, etc., must be prepared and submitted to the Northern Territory Government Department of Natural Resources, Environment, The Arts and Sport. Additionally, Northern Territory Government Department of Resources Minerals and Energy Aboriginal Areas Protection Authority; and Australian Government Department of Sustainability, Environment, Water, Population and Communities are also involved in the project.

        The preparation of the EIS and related documents and other relevant environmental licenses would involve incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner. The Northern Territory government also has administrative discretion not to approve the EIS documents or grant the required environmental licenses (including any renewal or extensions of such documents). The Company has entered into an agreement with the Northern Territory relating to environmental and rehabilitation issues. The Company must also comply with Aboriginal heritage legislation requirements, which require heritage survey work to be undertaken prior to the commencement of mining operations. All these conditions may result in the occurrence of significant production costs and may delay the production activity of the Mt. Todd gold project.

        These conditions could frustrate investors seeking certainty in their investments and as a result, the Company may incur costs and time to manage any issues that may arise and that could possibly affect the overall mining activity of the Mt. Todd gold project.

Mexico Laws

        The Company is required under Mexican laws and regulations to acquire permits and other authorizations before the Guadalupe de los Reyes gold/silver project or the Concordia gold project can be developed and mined. Since the passage of Mexico's 1988 General Law on Ecological Equilibrium and Environmental Protection, a sophisticated system for environmental regulation has evolved. In addition, the North American Free Trade Agreement requirements for regulatory standards in Mexico equivalent to those of the United States and Canada have obligated the Mexican government to continue further development of environmental regulation. Most regulatory programs are implemented by various divisions of SEMARNAT.

        There can be no assurance that the Company will be able to acquire the necessary permits or authorizations on a timely basis to complete evaluation activities or to place the Guadalupe de los Reyes gold/silver project into production. Delays in acquiring any permit, authorization or updates could increase the development cost of the Guadalupe de los Reyes gold/silver project or delay the start of production. The most significant environmental permitting requirements, as they relate to the Guadalupe de los Reyes gold/silver project, are developing reports on environmental impacts; regulation and permitting of discharges to air, water and land; new source performance standards for specific air and water pollutant emitting sources; solid and hazardous waste management regulations; developing risk assessment reports; developing evacuation plans; and monitoring inventories of hazardous materials. If the Guadalupe de los Reyes gold/silver project is found to not be in compliance with any of these requirements, the Company could incur significant compliance costs, or might have to delay the start of production.

        While the Company believes that it has or that it or Invecture will be able to obtain the necessary permits to place the Concordia gold project into production, there can be no assurance that the Company will be able to acquire updates to necessary permits or authorizations on a timely basis. Delays in acquiring any permit, authorization or updates could increase the development cost of the Concordia gold project, or delay the start of production. The most significant environmental permitting requirements, as they relate to the Concordia gold project, are developing reports on environmental impacts; regulation and permitting of discharges to air, water and land; new source performance standards for specific air and water pollutant emitting sources; solid and hazardous waste management regulations; developing risk assessment reports; developing evacuation plans; and monitoring inventories of hazardous materials. In order to exercise its earn-in right, Invecture will need to obtain such reports on environmental impact. There is no certainty that Invecture will be successful or that it will meet the conditions necessary to exercise its earn-in right with respect to the Concordia gold project. If the Concordia gold project is found to not be in compliance with any of these requirements, the Company could incur significant compliance costs, or might have to delay the start of production.

Indonesia Laws

        The Company is required under Indonesian laws and regulations to acquire permits and other authorizations before its Indonesian mining project, the Awak Mas gold project, can be developed and mined. In Indonesia, environmental legislation plays a significant role in the mining industry. Various environmental documents, such as the analysis of environmental impact ("AMDAL") concerning the Awak Mas gold project, covering studies on inter alia, air, water, land, pollution, hazardous and toxic wastes and reclamation of mining area, must be prepared and submitted to the Ministry of Environment for approval. In addition, the Company is also required to submit periodical environmental reports to the relevant environmental government agencies pursuant to the AMDAL and other required environmental licenses (e.g. license for tailing waste).

        The preparation of AMDAL documents and other relevant environmental license documents involves incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner. The Indonesian government also has administrative discretion not to approve AMDAL documents or grant the required environmental licenses (including any renewal or extensions of such documents). All these conditions may delay the production activity of the Awak Mas gold project.

        Failure to meet all of the requirements with respect to the above environmental documents, licensing and report submissions could cause the Company to be subject to administrative and criminal sanctions as well as fines. In extreme cases, the administrative sanctions can also be imposed in the form of revocation of the Company's business license and the contract of work that the Company has with the Indonesian government.

        As well, from time to time, the implementation of the regional autonomy law in Indonesia can cause uncertainty as to the existence and applicability of national and regional regulations (including in the environmental sector). Often regional regulations are in conflict with higher regulations that apply nationally. As a result, the Company may incur cost and time to manage any issues that may arise and that could possibly affect the overall mining activity of the Awak Mas gold project.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the Company's business.

        A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on the Company, its venture partners and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact the Company's ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, the Company cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by the Company or other companies in the Company's industry could harm the Company's reputation. The potential physical impacts of climate change on the Company's operations are highly uncertain, and would be particular to the geographic circumstances in areas in which the Company operates.

The Company's business is subject to evolving corporate governance and public disclosure regulations that have increased both the Company's compliance costs and the risk of noncompliance, which could have an adverse effect on the price of the Company's securities.

        The Company is subject to changing rules and regulations promulgated by a number of governmental and self-regulated organizations, including Canadian securities regulatory authorities, the SEC, the NYSE Amex, the TSX and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity and many new requirements have been created in response to laws enacted by Congress, making compliance more difficult and uncertain. For example, on July 21, 2010, Congress passed the Dodd-Frank Act. The Company's efforts to comply with the Dodd-Frank Act and other new regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

The Company's receipt of future payments in connection with its disposal of the Amayapampa gold project is subject to uncertainty.

        In April 2008, the Company announced the disposal of its wholly-owned subsidiary Vista Gold (Antigua) Corp. ("Vista Gold Antigua") to Republic Gold Limited ("Republic"). Vista Gold Antigua indirectly held the Company's interest in the Amayapampa gold project in Bolivia. Under the terms of the transaction, Republic agreed to pay the Company $3.0 million in three equal payments of $1.0 million. The first of these payments is due and payable upon the start of commercial production at Amayapampa, followed by $1.0 million payments on each of the first and second anniversaries of the start of commercial production. In addition, Republic has agreed to pay the Company a net smelter return royalty on the gold produced by or on behalf of Republic from the Amayapampa gold project in varying percentages depending on the price of gold per ounce. In February 2012, Republic reported that it had suspended activities at the Amayapampa gold project.

        The Amayapampa gold project is not currently in production and the Company cannot assure that the project will ever become a producing mine or, if production is commenced at the mine, the timing and amounts for any such production. Further, having disposed of the Amayapampa gold project, the Company has no control over the development of the project. Depending on whether and when production commences at Amayapampa and levels of production achieved, receipt by the Company of the future payments contemplated by the purchase and sale agreement for the Amayapampa gold project is subject to uncertainty. At this time, it is uncertain whether Republic will advance the Amayapampa gold project.

The Company faces intense competition in the mining industry.

        The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than the Company's, the Company may be unable to acquire additional attractive mining claims or financing on terms it considers acceptable. The Company also competes with other mining companies in the recruitment and retention of qualified managerial and technical employees. If the Company is unable to successfully compete for qualified employees, its exploration and development programs may be slowed down or suspended. The Company competes with other gold companies for capital. If the Company is unable to raise sufficient capital, its exploration and development programs may be jeopardized or the Company may not be able to acquire, develop or operate gold projects.

The Company may be unable to raise additional capital on favorable terms, if at all.

        The exploration and development of the Company's properties, specifically the construction of mining facilities and commencement of mining operations, require substantial additional financing. Significant capital investment is required to achieve commercial production from each of the Company's properties. The Company will have to raise additional funds from external sources in order to maintain and advance its existing property positions and to acquire new gold projects. There can be no assurance that additional financing will be available at all or on acceptable terms, and, if additional financing is not available, the Company may have to substantially reduce or cease its operations.

Some of the Company's directors may have conflicts of interest as a result of their involvement with other natural resource companies.

        Some of the Company's directors are directors or officers of other natural resource or mining-related companies. Michael B. Richings and Frederick H. Earnest are each a director of Midas Gold. John Clark is a director of Crown Point Ventures, APIC Petroleum Corporation and Zephyr Minerals Ltd. C. Thomas Ogryzlo is a director of Aura Minerals Inc. and Baja Mining Corp. W. Durand Eppler is director of Augusta Resource Corporation, Golden Minerals Company and Frontier Mining Limited. Tracy Stevenson is the non-executive chairman and a director of Quaterra Resources Inc. and a director of Ivanhoe Mines Ltd. These associations may give rise to conflicts of interest from time to time. In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict at a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict. In appropriate cases, the company in question will establish a special committee of independent directors to review a matter in which any directors, or management, may have a conflict. In accordance with the laws of the Yukon Territory, the directors of all Yukon Territory companies are required to act honestly, in good faith and in the best interests of a company for which they serve as a director.

There may be challenges to the title in the Company's mineral properties.

        There may be challenges to title to the mineral properties in which the Company holds a material interest. If there are title defects with respect to any of the Company's properties, the Company might be required to compensate other persons or perhaps reduce its interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and development programs.

The Company's property interests in Mexico and Indonesia are subject to risks from political and economic instability in those countries.

        The Company has property interests in Mexico and Indonesia that may be affected by risks associated with political or economic instability in those countries. The risks include, but are not limited to, military repression, extreme fluctuations in currency exchange rates, labor instability or militancy, mineral title irregularities and high rates of inflation. In addition, changes in mining or investment policies or shifts in political attitude in Mexico or Indonesia may adversely affect the Company's business. The Company may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted.

The Company's financial position and results are subject to fluctuations in foreign currency values.

        Because the Company has mining exploration and evaluation operations in North America and in Australia and Indonesia, it is subject to foreign currency fluctuations, which may materially affect the Company's financial position and results. The Company does not engage in currency hedging to offset any risk of currency fluctuations.

        The Company measures and reports its financial results in U.S. dollars. The Company has mining projects in the United States, Australia, Mexico and Indonesia, and the Company is looking for other projects elsewhere in the world. Economic conditions and monetary policies in these countries can result in severe currency fluctuations.

        Currently all the Company's material transactions in Australia, Mexico and Indonesia are denominated in U.S. dollars. However, if the Company were to begin commercial operations in any of these or other countries, it is possible that material transactions incurred in the local currency, such as engagement of local contractors for major projects, will be settled at a U.S. dollar value that is different from the U.S. dollar value of the transaction at the time it was incurred. This could have the effect of undermining profits from operations in that country.

The Company is likely a "passive foreign investment company", which will likely have adverse U.S. federal income tax consequences for U.S. shareholders.

        U.S. shareholders of the Common Shares should be aware that the Company believes it was classified as a passive foreign investment company ("PFIC") during the taxable year ended December 31, 2011, and based on current business plans and financial projections, management believes there is a significant likelihood that the Company will be a PFIC during the current taxable year. If the Company is a PFIC for any year during a U.S. shareholder's holding period, then such U.S. shareholder generally will be required to treat any gain realized upon a disposition of Common Shares, or any so-called "excess distribution" received on their Common Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distributions, unless the shareholder makes a timely and effective "qualified electing fund" ("QEF Election") or a "mark-to-market" election with respect to the Common Shares. A U.S. shareholder who makes a QEF Election generally must report on a current basis its share of the net capital gain and ordinary earnings for any year in which the Company is PFIC, whether or not the Company distributes any amounts to its shareholders. However, U.S. shareholders should be aware that there can be no assurance that the Company will satisfy record keeping requirements that apply to a QEF Election, or that the Company will supply U.S. shareholders with information that such U.S. shareholders require to report under the QEF Election rules, in event that the Company is a PFIC and a U.S. shareholder wishes to make a QEF Election. Thus, U.S. shareholders may not be able to make a QEF Election with respect to their Common Shares. A U.S. shareholder who makes the mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer's basis therein. This paragraph is qualified in its entirety by the discussion in the Company's Annual Report on Form 10-K for the year ended December 30, 2011 under the heading "Certain U.S. Federal Income Tax Considerations." Each U.S. shareholder should consult his or her own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the Common Shares.

It may be difficult to enforce judgments or bring actions outside the United States against the Company and certain of its directors.

        The Company is a Canadian corporation and certain of its directors are neither citizens nor residents of the United States. A substantial part of the assets of several of these persons, and of the Company, are located outside the United States. As a result, it may be difficult or impossible for an investor:

  •
  to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and the Company; or

  •
  to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This Prospectus and any documents that are incorporated by reference as set forth under "Documents Incorporated By Reference", contains "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" under Canadian securities laws, that are intended to be covered by the safe harbor created by such legislation. All statements, other than statements of historical facts, included in this Prospectus, and documents incorporated herein by reference and filed with the SEC and with securities commissions and other similar authorities in Canada that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and forward-looking information, including, but not limited to, such things as those listed below:

  •
  proposed use of proceeds from the Company's private placement completed in October 2010 and its public offering completed in April 2011;

  •
  estimates of future operating and financial performance;

  •
  potential funding requirements and sources of capital;

  •
  the timing, performance and results of feasibility studies;

  •
  plans and anticipated effects of the holding of approximately 27.8% of the issued and outstanding shares of Midas Gold;

  •
  timing and receipt of required land use, environmental and other permits for the Concordia gold project and timing for completion of drilling and testing programs at the Concordia gold project;

  •
  timing and outcome for the amendment to the Company's application for the CUSF for the Concordia gold project and the anticipated re-filling of the application with the SEMARNAT;

  •
  capital and operating cost estimates for the Concordia gold project and anticipated timing for the commencement of construction at the Concordia gold project

  •
  plans for evaluation of the Mt. Todd gold project;

  •
  definitive feasibility study and resource estimate results at the Mt. Todd gold project;

  •
  exploration, resource estimate and preliminary assessment results at the Guadalupe de los Reyes gold-silver project;

  •
  future business strategy, competitive strengths, goals and expansion and growth of the Company's business;

  •
  the Company's potential status as a producer;

  •
  plans and estimates concerning potential project development, including matters such as schedules, estimated completion dates and estimated capital and operating costs;

  •
  estimates of mineral reserves and mineral resources; and

  •
  Invecture's success in meeting the exercise conditions of the Earn-in Right Agreement.

        Forward-looking statements and forward-looking information have been based upon the Company's current business and operating plans, as approved by the Company's board of directors; the business' cash and other funding requirements and timing and sources thereof; results of pre-feasibility and feasibility studies, mineral resource and reserve estimates, preliminary economic assessments and exploration activities; advancements of the Company's required permitting processes; current market conditions' and project development plans. The words "estimate", "plan", "anticipate", "expect", "intend", "believe", "will", "may" and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause or actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements and forward-looking information. These factors include risks such as:

  •
  feasibility study results and preliminary assessment results and the accuracy of estimates on which they are based;

  •
  resource estimates results and the accuracy of assay reports and geologic interpretations on which they are based;

  •
  the economic viability of deposits;

  •
  the Company's ability to obtain, renew or maintain the necessary authorizations and permits for its business, including its development plans and operating activities;

  •
  the timing and results of a definitive feasibility study on the Mt. Todd gold project;

  •
  delays in commencement of construction at the Mt. Todd gold project;

  •
  the Company's ability to secure the permits for the Mt. Todd gold project;

  •
  delays in commencement of construction on the Concordia gold project;

  •
  status of the Company's required governmental permits for the Concordia gold project;

  •
  the amendment and re-filling of the Company's CUSF application and uncertainty regarding SEMARNAT's review of the Company's amended CUSF application;

  •
  political factors influencing the approval of the Company's CUSF application;

  •
  possible impairment or write down of the carrying value of the Concordia gold project if the CUSF is not granted;

  •
  increased costs that affect the Company's financial condition;

  •
  the Company's reliance on third parties to fulfill their obligations under its agreements;

  •
  whether projects not managed by the Company will comply with its standards or meet its objectives;

  •
  a shortage of equipment and supplies;

  •
  whether the Company's acquisition, exploration and development activities, as well as the realization of the market value of the Company's assets will be commercially successful;

  •
  acquisition and integration issues;

  •
  trading price of the Company's securities and the Company's ability to raise funds in new share offerings due to future sales of Common Shares in the public or private market and the Company's ability to raise funds from the exercise of its warrants;

  •
  fluctuations in the price of the Company's securities;

  •
  the lack of dividend payments by the Company;

  •
  the success of future joint ventures and partnerships relating to the Company's properties;

  •
  the market price of the securities held by the Company;

  •
  the Company's lack of recent production and limited experience in producing;

  •
  reclamation liabilities, including reclamation requirements at the Mt. Todd gold project;

  •
  the Company's history of losses from operations;

  •
  historical production not being indicative of potential future production;

  •
  future water supply issues;

  •
  environmental lawsuits;

  •
  lack of adequate insurance to cover potential liabilities;

  •
  the Company's ability to retain and hire key personnel;

  •
  fluctuations in the price of gold;

  •
  inherent hazards of mining exploration, development and operating activities;

  •
  the accuracy of calculations of mineral resources, mineral reserves and mineralized material fluctuations therein based on metal prices, inherent vulnerability of the ore and recoverability of metal in the mining process;

  •
  changes in environmental regulations to which the Company's exploration and development operations are subject;

  •
  changes in climate change regulations;

  •
  changes in corporate governance and public disclosure regulations;

  •
  uncertainty related to the Company's receipt of future payments in connection with the Company's disposal of the Amayapampa gold project;

  •
  intense competition in the mining industry;

  •
  ability to raise additional capital on favorable terms, if at all;

  •
  conflicts of interest of some of the Company's directors as a result of their involvement with other natural resource companies;

  •
  potential challenges to the title to the Company's mineral properties;

  •
  political and economic instability in Mexico and Indonesia;

  •
  fluctuation in foreign currency values; and

  •
  the Company's likely status as a passive foreign investment company for U.S. federal tax purposes.

        For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements and forward-looking information, please see "Risk Factors" in this Prospectus. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurances that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements and forward-looking information, whether as a result of new information, future events or otherwise.

CAUTIONARY NOTE FOR U.S. INVESTORS REGARDING RESERVE AND RESOURCE ESTIMATES

        The terms "mineral reserve", "proven mineral reserve" and "probable mineral reserve" are Canadian mining terms as defined in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under Regulation S-K of the U.S. Securities Act of 1933 (the "U.S. Securities Act"). Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

        In addition, the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all, or any part, of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measures.

        Accordingly, information contained in this Prospectus and the documents incorporated by reference herein and any Prospectus Supplement contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows the Company to "incorporate by reference" information it files with the SEC. This means that the Company can disclose important information to you by referring you to those documents. Any information the Company references in this manner is considered part of this Prospectus. Information the Company files with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.

        The following documents which have been filed by the Company with securities commissions or similar authorities in Canada and with the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus.

  (a)
  the Annual Report on Form 10-K of the Company, for the year ended December 31, 2011, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009, together with the auditors' report thereon and the related management's discussion and analysis of financial condition and results of operations for the years ended December 31, 2011 and 2010, as filed with the SEC on March 14, 2012;

  (b)
  the Annual Report Amendment 1 on Form 10-K/A of the Company for the year ended December 31, 2011, as filed with the SEC on April 5, 2012;

  (c)
  the Company's Proxy Statement on Schedule 14A, dated March 28, 2012, in connection with the Company's April 30, 2012 annual general meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 27, 2012;

  (d)
  the Company's Current Reports on Form 8-K as filed on January 5, 2012 and February 13, 2012;

  (e)
  the description of the Company's common stock contained in its registration statement on Form 8-A filed on January 4, 1988, including any amendment or report filed for purposes of updating such description; and

  (f)
  all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this Prospectus but before the end of the offering of the securities made by this Prospectus.

        We also hereby specifically incorporate by reference all filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of Amendment No. 1 to the registration statement on Form S-3/A to which this Prospectus relates and prior to effectiveness of such registration statement.

        You may obtain copies of any of these documents by contacting us at the address and telephone number indicated below or by contacting the SEC as described below. You may request a copy of these documents, and any exhibits that have specifically been incorporated by reference as an exhibit in this prospectus supplement, at no cost, by writing or telephoning to:

Vista Gold Corp.
7961 Shaffer Parkway, Suite 5
Littleton, Colorado 80127
Attention: Terri Eggert, Chief Financial Officer
(720) 981-1185

 PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

        The Company presents its consolidated financial statements in United States dollars. All references in this Prospectus to "dollars", "$" or "US$" are to United States dollars and all references to "Cdn$" are to Canadian dollars, unless otherwise noted. Except as otherwise indicated, all financial statements and financial data contained in, or incorporated by reference into, this Prospectus have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), which differ in certain significant respects from International Financial Reporting Standards ("IFRS").

        The following table sets forth, for each period indicated, the exchange rates of the Canadian dollar to the U.S. dollar for the end of each period indicated and the high, low and average (based on the exchange rate on the last day of each month during such period) exchange rates for each of such periods (such rates, which are expressed in Canadian dollars are based on the noon buying rates for U.S. dollars reported by the Bank of Canada).

	Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009
High	Cdn$	1.0258	Cdn$	1.3000	Cdn$	1.2969
Low		0.9553		1.0292		0.9719
Average		0.9893		1.1420		1.0660
End of Period		0.9833		1.0466		1.2246

        On April 16, 2012, the noon buying rate reported by the Bank of Canada was $1.00 = Cdn$1.0024.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used by the Company for development of existing or acquired mineral properties and may also be used for acquisitions, working capital requirements, to repay indebtedness outstanding from time to time or for other general corporate purposes. The Company may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

MARKET FOR COMMON SHARES AND WARRANTS

        The Common Shares are listed on the NYSE Amex and the TSX under the symbol VGZ. The majority of the trading of the Common Shares takes place on the NYSE Amex. The following table sets out the reported high and low sale prices and volume of sales traded on the NYSE Amex and on the TSX by month during the last 12-month period before the date hereof.

	NYSE Amex (US$)				TSX (CDN$)
Month	High	Low	Volume	Month	High	Low	Volume
2011				2011
April	4.09	3.10	11,973,802	April	3.98	2.97	2,836,655
May	3.33	2.61	9,438,245	May	3.20	2.57	2,190,118
June	3.00	2.52	17,180,517	June	2.89	2.48	651,432
July	3.66	2.80	9,034,316	July	3.49	2.70	653,981
August	3.44	2.59	14,529,398	August	3.35	2.60	1,512,222
September	4.59	3.22	35,959,445	September	4.55	3.30	2,984,715
October	3.90	3.02	14,704,416	October	3.88	3.10	1,533,966
November	4.16	3.12	12,743,031	November	4.24	3.25	1,208,415
December	3.82	2.77	13,117,800	December	3.76	2.83	1,296,422
2012				2012
January	3.96	3.12	8,281,500	January	3.96	3.16	803,931
February	4.00	3.31	9,678,200	February	3.99	3.32	1,225,800
March	3.64	2.94	10,456,844	March	3.58	2.92	680,504

        On April 18, 2012, the closing price of the Common Shares on the TSX was Cdn$2.83 per Common Share. On April 18, 2012, the closing price of the Common Shares on the NYSE Amex was $2.85 per Common Share.

        Certain warrants to purchase Common Shares (the "Listed Warrants") of the Company are listed on the TSX under the symbol VGZ.WT.U.

        The following table sets out the reported high and low sale prices and volume of sales traded on the TSX by month since the Listed Warrants began trading.

	TSX (CDN$)
Month	High	Low	Volume
2011
April	0.98	0.98	0
May	0.98	0.98	0
June	0.98	0.98	0
July	0.98	0.98	0
August	1.25	1.25	1,023
September	1.25	0.70	100,070
October	0.88	0.50	208,430
November	0.88	0.45	123,812
December	0.80	0.51	93,195
2012
January	0.85	0.69	146,000
February	0.90	0.68	277,360
March	0.80	0.60	64,600

        On April 18, 2012, the closing price of the Listed Warrants on the TSX was Cdn$0.60 per Listed Warrant.

CHANGES TO CONSOLIDATED CAPITALIZATION

        The following table sets forth the consolidated capitalization of the Company as at the dates indicated. The table should be read in conjunction with the consolidated financial statements of the Company for the year ended December 31, 2011 and management's discussion and analysis thereof, which are incorporated by reference herein.

In thousands of US dollars	March 31, 2012	December 31, 2011
Short-term debt	$—	$—
Long-term debt, including current portion	635	635
Shareholders' equity	131,850	141,223

Total capitalization	$132,485	$141,858

CERTAIN INCOME TAX CONSIDERATIONS

        The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to investors described therein of acquiring Securities including, in the case of investors who are not residents of Canada for purposes of the Income Tax Act (Canada), whether payment of any amount in respect of a security will be subject to Canadian non-resident withholding tax.

        The applicable Prospectus Supplement will also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Securities by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), if applicable, including, to the extent applicable, any such consequences relating to Securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special terms.

 DESCRIPTION OF COMMON SHARES

        The Company is authorized to issue an unlimited number of Common Shares, without par value, of which 71,728,883 are issued and outstanding as at the date of this Prospectus. There are 15,219,802 Listed Warrants to acquire 15,219,802 Common Shares, which expire on October 22, 2015 (subject to any acceleration event). The Listed Warrants were issued on December 15, 2010 and each Listed Warrant can be exercised to acquire one Common Share at a purchase price of US$3.50 during the first year (ended October 24, 2011), US$4.00 during the second year, US$4.50 during the third year and US$5.00 until the expiry of the Listed Warrant. There are options outstanding to purchase up to 3,195,000 Common Shares at prices ranging from US$1.77 to US$7.45. There are 855,436 broker warrants outstanding to purchase 855,436 Common Shares at prices ranging from US$2.30 to US$3.50 per Common Share. The Company has granted 1,310,000 restricted stock units. Upon the vesting conditions being met a holder of restricted stock units is entitled to receive one Common Share for each restricted stock unit held.

        Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by the directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information the Company may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Warrants that the Company may offer under this Prospectus, which will consist of Warrants to purchase Common Shares and may be issued in one or more series. Warrants may be offered independently or together with Common Shares or Subscription Receipts offered by any Prospectus Supplement, and may be attached to or separate from those Securities. While the terms the Company has summarized below will apply generally to any Warrants that it may offer under this Prospectus, the Company will describe the particular terms of any series of Warrants that it may offer in more detail in the applicable Prospectus Supplement. The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

        Warrants will be issued under and governed by the terms of one or more warrant indentures (each a "Warrant Indenture") between the Company and a warrant trustee (the "Warrant Trustee") that the Company will name in the relevant Prospectus Supplement. Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

        This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture. Prospective investors should refer to the Warrant Indenture relating to the specific Warrants being offered for the complete terms of the Warrants. The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, any Warrant Indenture describing the terms and conditions of Warrants the Company is offering before the issuance of such Warrants.

        The applicable Prospectus Supplement relating to any Warrants offered by the Company will describe the particular terms of those Warrants and include specific terms relating to the offering.

Warrants

        The particular terms of each issue of Warrants will be described in the applicable Prospectus Supplement. This description will include, where applicable:

  •
  the designation and aggregate number of Warrants;

  •
  the price at which the Warrants will be offered;

  •
  the currency or currencies in which the Warrants will be offered;

  •
  the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

  •
  the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

  •
  the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

  •
  the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;

  •
  whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

  •
  whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

  •
  whether the Warrants will be listed on any exchange;

  •
  material United States and Canadian federal income tax consequences of owning the Warrants; and

  •
  any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

        Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise of the Warrants.

Exercise of Warrants

        Each Warrant will entitle the holder to purchase the Common Shares that the Company specifies in the applicable Prospectus Supplement at the exercise price that the Company describes therein. Unless the Company otherwise specifies in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that the Company sets forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the Warrants may exercise the Warrants by delivering the Warrant Certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee in immediately available funds, as provided in the applicable Prospectus Supplement. The Company will set forth on the Warrant Certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee.

        Upon receipt of the required payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee or any other office indicated in the applicable Prospectus Supplement, the Company will issue and deliver the Common Shares purchasable upon such exercise. If fewer than all of the Warrants represented by the Warrant Certificate are exercised, then the Company will issue a new Warrant Certificate for the remaining amount of Warrants. If the Company so indicates in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

        The Warrant Indenture will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of the Company's assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for, or on the conversion of, or in respect of, the Common Shares to which the holder of a Common Share would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

        The Company may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

        The Warrant Indenture will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture.

        The Company may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

        The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants or a combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a "Subscription Receipt Agreement"), each to be entered into between the Company and an escrow agent (the "Escrow Agent"), which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of Subscription Receipts the Company is offering before the issuance of such Subscription Receipts.

        The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement.

        The Prospectus Supplement relating to any Subscription Receipts the Company offers will describe the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of the TSX and NSYE Amex relating to Subscription Receipts. If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

        The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Company offers will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

  •
  the designation and aggregate number of Subscription Receipts offered;

  •
  the price at which the Subscription Receipts will be offered;

  •
  the currency or currencies in which the Subscription Receipts will be offered;

  •
  the designation, number and terms of the Common Shares, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

  •
  the conditions (the "Release Conditions") that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Warrants or a combination thereof;

  •
  the procedures for the issuance and delivery of Common Shares, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

  •
  whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on Common Shares by the Company to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement);

  •
  the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the "Escrowed Funds"), pending satisfaction of the Release Conditions;

  •
  the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Warrants or a combination thereof pending satisfaction of the Release Conditions;

  •
  the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

  •
  if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

  •
  procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

  •
  any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

  •
  any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

  •
  whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

  •
  whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;

  •
  provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

  •
  the identity of the Escrow Agent;

  •
  whether the Subscription Receipts will be listed on any exchange;

  •
  material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

  •
  any other terms of the Subscription Receipts.

        The holders of Subscription Receipts will not be shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

        The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common Shares or Warrants may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

        The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or Warrants or any other reorganization, amalgamation, merger or sale of all or substantially all of the Company's assets, the Subscription Receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for, or on the conversion of, or in respect of, the Common Shares or Warrants to which the holder of a Common Share or Warrant would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Subscription Receipts whose Subscription Receipts entitle the holders thereof to receive Common Shares. Alternatively, such securities, evidences of indebtedness or assets may, at the option of the Company, be issued to the Escrow Agent and delivered to holders of Subscription Receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if other actions of the Company affect the Common Shares or Warrants, which, in the reasonable opinion of the directors of the Company, would materially affect the rights of the holders of Subscription Receipts and/or the rights attached to the Subscription Receipts, the number of Common Shares or Warrants which are to be received pursuant to the Subscription Receipts shall be adjusted in such manner, if any, and at such time as the directors of the Company may in their discretion reasonably determine to be equitable to the holders of Subscription Receipts in such circumstances.

Rescission

        The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

        The Company may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

        The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

        The Company may amend the Subscription Receipt Agreement, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Subscription Receipts.

DESCRIPTION OF UNITS

        The following description, together with the additional information the Company may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that the Company may offer under this Prospectus. While the terms the Company has summarized below will apply generally to any Units that the Company may offer under this Prospectus, the Company will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement. The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

        The Company will enter into a form of unit agreement ("Unit Agreement") between the Company and a unit agent ("Unit Agent") that describes the terms and conditions of the series of Units the Company is offering, and any supplemental agreements, before the issuance of the related series of Units. The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, the form of Unit Agreement that describes the terms and conditions of the series of Units the Company is offering, and any supplemental agreements, before the issuance of the related series of Units.

        The following summary of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement and any supplemental agreements applicable to a particular series of Units. The Company urges you to read the applicable Prospectus Supplements related to the particular series of Units that the Company sells under this Prospectus, as well as the complete Unit Agreement and any supplemental agreements that contain the terms of the Units.

General

        The Company may issue units comprising two or more of Common Shares, Warrants and Subscription Receipts in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included security. The Unit Agreement under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

        The Company will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

  •
  the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing Unit Agreement that differ from those described below; and

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

        The provisions described in this section, as well as those described under "Description of Common Shares", "Description of Warrants" and "Description of Subscription Rights" will apply to each Unit and to any Common Share, Warrant or Subscription Receipt included in each Unit, respectively.

Issuance in Series

        The Company may issue Units in such amounts and in numerous distinct series as the Company determines.

Enforceability of Rights by Holders of Units

        Each Unit Agent will act solely as the Company's agent under the applicable Unit Agreement and will not assume any obligation or relationship of agency or trust with any holder of any Unit. A single bank or trust company may act as Unit Agent for more than one series of Units. A Unit Agent will have no duty or responsibility in case of any default by the Company under the applicable Unit Agreement or Unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon the Company. Any holder of a Unit may, without the consent of the related Unit Agent or the holder of any other Unit, enforce by appropriate legal action its rights as holder under any security included in the Unit.

        The Company, the Unit Agents and any of their agents may treat the registered holder of any Unit Certificate as an absolute owner of the Units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the Units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

General

        The Company may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices. The Company may only offer and sell the Securities pursuant to a Prospectus Supplement during the 25-month period that this Prospectus, including any amendments hereto, remains effective. The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting commissions or discounts and other items constituting underwriters' compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

        If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased. The Company may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities. Any such fee or commission will be paid out of the general corporate funds of the Company.

By Dealers

        If dealers are used, and if so specified in the applicable Prospectus Supplement, the Company will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Agents

        The Securities may also be sold through agents designated by the Company. Any agent involved will be named, and any fees or commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Any such fees or commissions will be paid out of the general corporate funds of the Company. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

        Securities may also be sold directly by the Company at such prices and upon such terms as agreed to by the Company and the purchaser. In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

        Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the U.S. Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the U.S. Securities Act.

        With respect to the sale of Securities under this Prospectus and any Prospectus Supplement, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

        Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

        The Company may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

        One or more firms, referred to as "remarketing firms," may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

        In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

AUDITORS, TRANSFER AGENT AND REGISTRAR

        The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Accountants.

        The transfer agent and registrar for the Common Shares of the Company is Computershare Investor Services Inc. at its principal offices in Vancouver and Toronto. The transfer agent and registrar for the Listed Warrants is Computershare Trust Company of Canada at its principal offices in Vancouver and Toronto.

EXPERTS

        Information relating to the Company's mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by SRK Consulting (US), Inc., Golder Associates Inc., Gustavson Associates, LLC, Tetra Tech MM, Inc., Pincock, Allen & Holt, Mine Development Associates Inc., Resource Development Inc., Terry Braun, John W. Rozelle (now the VP Technical Services of the Company), Steven Ristorcelli, Thomas L. Dyer, Neil B. Prenn, David Kidd, Leonel Lopez, Rex Clair Bryan and Deepak Malhotra, and this information has been included in reliance on such companies and persons' expertise. Each of Terry Braun, John W. Rozelle, Steven Ristorcelli, Thomas L. Dyer, Neil B. Prenn, David Kidd, Leonel Lopez, Rex Clair Bryan and Deepak Malhotra is a qualified person as such term is defined in National Instrument 43-101 — Standards of Disclosure for Mineral Projects.

        None of SRK Consulting (US), Inc., Golder Associates Inc., Gustavson Associates, LLC, Tetra Tech MM, Inc., Pincock, Allen & Holt, Mine Development Associates Inc., Resource Development Inc., Terry Braun, John W. Rozelle, Steven Ristorcelli, Thomas L. Dyer, Neil B. Prenn, David Kidd, Leonel Lopez, Rex Clair Bryan and Deepak Malhotra, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions relating to the Company's mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of the Company's outstanding Common Shares.

        The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Accountants. PricewaterhouseCoopers LLP, Chartered Accountants, report that they are independent of the Company in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and in accordance with the applicable rules and regulations of the SEC. PricewaterhouseCoopers LLP is registered with the Public Company Accounting Oversight Board. The audited consolidated financial statements of the Company as at December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been audited by PricewaterhouseCoopers LLP and are incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting.

        Deloitte & Touche LLP, the auditors of Midas Gold, report that they are independent of Midas Gold in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columba. The consolidated financial statements of Midas Gold as of December 31, 2011 and for the year ended December 31, 2011 have been audited by Deloitte & Touche LLP and are incorporated by reference herein.

LEGAL MATTERS

        Certain legal matters related to the Securities offered by this Prospectus will be passed upon on the Company's behalf by Borden Ladner Gervais LLP and MacDonald & Company LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law. As of the date of this Prospectus, the partners and associates of Borden Ladner Gervais LLP, as a group, MacDonald & Company LLP, as a group, and Dorsey & Whitney LLP, as a group, beneficially own, directly or indirectly less than 1% of the Company's outstanding Common Shares.

 WHERE YOU CAN FIND MORE INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov.

        This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also read and copy any document we file with the SEC at the SEC's public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS

VISTA GOLD CORP.

$200,000,000

Common Shares
Warrants
Subscription Receipts
Units

April 19, 2012

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
SUMMARY
THE COMPANY
BUSINESS OF THE COMPANY
RECENT DEVELOPMENTS
THE SECURITIES OFFERED UNDER THIS PROSPECTUS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
CAUTIONARY NOTE FOR U.S. INVESTORS REGARDING RESERVE AND RESOURCE ESTIMATES
DOCUMENTS INCORPORATED BY REFERENCE
PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA
USE OF PROCEEDS
MARKET FOR COMMON SHARES AND WARRANTS
CHANGES TO CONSOLIDATED CAPITALIZATION
CERTAIN INCOME TAX CONSIDERATIONS
DESCRIPTION OF COMMON SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF SUBSCRIPTION RECEIPTS
DESCRIPTION OF UNITS
PLAN OF DISTRIBUTION
AUDITORS, TRANSFER AGENT AND REGISTRAR
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION